Exhibit 10.37

CHAIRMAN AGREEMENT

THIS CHAIRMAN AGREEMENT (the “Agreement”), is entered into as of May 1, 2008 by and between Biovail Corporation (the “Company”) and Douglas John Paul Squires, Ph.D (“Dr. Squires”).

BACKGROUND

WHEREAS, the Board of Directors of the Company (the “Board”) has appointed Dr. Squires as Chairman of the Board effective May 1, 2008; and

WHEREAS, the parties now wish to enter into this Agreement to evidence the terms of Dr. Squires’ role as Chairman of the Board.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Dr. Squires hereby agree as follows:

1.             Term.  The term of this Agreement shall begin on May 1, 2008 and shall continue until June 1, 2009, unless terminated sooner pursuant to Section 7 below, or extended by mutual agreement of the parties (the “Term”).

2.             Services to be Provided.  During the Term, Dr. Squires shall serve as the Chairman of the Board and among Dr. Squires’ duties shall be presiding over meetings of the Board, calling special meetings of the Board, receiving Board and officer resignations, and such other specific duties that are normal and customary to such position and as may reasonably be assigned to the Chairman from time to time by the Board.  The scope of Dr. Squires’ activities and his committee memberships shall be determined by the Board, acting in its sole discretion.  Dr. Squires shall report to the Board and coordinate his activities with the Board and the Company.  The foregoing duties of Dr. Squires as Chairman of the Board shall be referred to for purposes of this Agreement as the “Services.”  In addition, in connection with the Company’s retention of a new Chief Executive Officer, Dr. Squires has agreed to perform such reasonable transition services as shall be mutually agreed upon by Dr. Squires and the Chief Executive Officer (the “Transition Services”).

3.             Compensation; Benefits.

(a)           Compensation.  As compensation for Dr. Squires’ performance of the Services under this Agreement during the Term, (i) following the commencement of the Term, the Company shall pay to Dr. Squires a payment of US $23,014.00, representing the prorated amount of the annual retainer payment (described in (ii) below) due to Dr. Squires for Services to be provided during the period between May 1, 2008 and June 25, 2008 (the scheduled date for the Company’s annual general meeting of shareholders), to be paid in a lump sum within 30 days of the date of this Agreement; and (ii) following Dr. Squires’ election to the Board at the Company’s annual general meeting of shareholders to be held on June 25, 2008, the Company shall pay to Dr. Squires an annual retainer payment of US $150,000.00, to be paid in a lump sum within 30 days of the date of such annual meeting.  In addition, in connection with Dr. Squires’ performance of the Transition Services, the Company shall pay to Dr. Squires a fee of $282,740.00, to be paid within 30 days of the date of this Agreement.  The Company shall reimburse Dr. Squires for all reasonable expenses incurred by Dr. Squires in connection with the performance of the Services in accordance with the Company’s expense reimbursement policies for directors.

(b)           Equity Compensation.  In addition to the annual retainer payments described above, Dr. Squires shall also be entitled to grants of deferred share units (“DSUs”) as compensation for Dr. Squires’ performance of the Services under this Agreement during the Term, as follows: (i) within 30 days of the date of this Agreement, the Company shall grant to Dr. Squires DSUs representing a number of shares of common stock of the Company equivalent in value to US $23,014.00 as of the date of grant, representing the prorated amount of the annual DSU grant (described in (ii) below) due to Dr. Squires for Services to be provided during the period between May 1, 2008 and June 25, 2008 (the scheduled date for the Company’s annual general meeting of shareholders); and (ii) following Dr. Squires’ election to the Board at the Company’s annual general meeting of shareholders to be held on June 25, 2008,  the Company shall grant to Dr. Squires DSUs representing a number of shares of common stock of the Company equivalent in value to US $150,000.00 as of the date of grant.  The DSUs granted to Dr. Squires shall be governed by the terms of the Deferred Share Unit Plan for US Directors.

(c)           Office, Secretarial Support and Corporate Aircraft. To assist Dr. Squires in providing the Transition Services and the Services, an office and secretarial support will be provided in the Company offices in Bridgewater, New Jersey and Mississauga, Ontario for the Term. The corporate aircraft will reasonably be made available for transport between New Jersey/Toronto/Barbados and other locales as requested by the Chief Executive Officer.

(d)           No Additional Compensation. Other than the compensation set out above in Sections 3(a), 3(b) and 3(c), Dr. Squires shall not be entitled to any other compensation in respect of his service as Chairman or member of the Board during the Term, unless otherwise agreed to by the parties. For greater certainty, Dr. Squires shall not be entitled to receive meeting fees, committee retainers or other payments made by the Company to its non-management directors to the extent they differ from the amounts set out herein.

(e)           Independent Contractor Status.  This Agreement is not an employment agreement.  With the exception of the equity compensation referenced in Section 3(b) above, the items referenced in Section 3(c) above and any and all benefit plans from time to time in effect for members of the Board generally, Dr. Squires is not entitled, as Chairman, to any of the benefits that the Company provides to its employees.  In the event that the Director is reclassified as an employee of the Company, Dr. Squires shall not be eligible for any form of employee benefits unless and until the Company expressly provides for such participation.

(f)            Tax Reporting.  Dr. Squires shall be solely responsible for taxes and other wage deductions incurred as a result of performing Services or Transition Services under this Agreement. Unless required to do so by applicable law, the Company shall not pay or withhold federal, state or foreign government payroll taxes of any kind, including but not limited to FICA and FUTA, with respect to its payments to Dr. Squires.

2

4.             Restrictive Covenants.

(a)           Confidentiality.  Dr. Squires acknowledges and agrees that he has read and understands and agrees that he remains bound by the terms of the confidentiality agreement (the “Confidentiality Agreement”) dated December 5, 2007, which Confidentiality Agreement has been read, understood and executed by Dr. Squires and is attached hereto as Schedule A and which is incorporated by reference into this Agreement.

(b)           Restrictive Covenants.  Dr. Squires acknowledges and agrees that he remains bound by the terms of Article Four of that certain amended and restated executive employment agreement by and between the Company and Dr. Squires effective as of September 1, 2007 and executed December 5, 2007 (the “Employment Agreement”).

(c)           Standards of Business Conduct.  Dr. Squires acknowledges and agrees that he has read and understands and agrees that he remains bound by the Company’s Standards of Business Conduct, which are attached hereto as Schedule B.

5.             Return of Company Property.  Promptly upon the expiration or sooner termination of the Term, and earlier if requested by the Company at any time, Dr. Squires shall promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property (within the meaning of such terms under the Confidentiality Agreement and Article Four of the Employment Agreement) in Dr. Squires’ possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that to the best of his knowledge all such materials have been delivered to the Company.  This provision shall not prevent Dr. Squires from retaining his personal property, including his personal information contained on any electronic device.

6.             Indemnification.  The Company agrees to indemnify and hold Dr. Squires harmless to the fullest extent permitted by applicable law, as in effect at the time of the subject act or omission.  In connection therewith, Dr. Squires shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Dr. Squires in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company.  This provision shall survive any termination of Dr. Squires’ service hereunder.

7.             Termination.  Notwithstanding the provisions of Section 3, the Company may terminate the Term (a) for any reason upon 60 days’ prior written notice to Dr. Squires, and (b) immediately upon written notice to Dr. Squires, in the event of termination for Cause.  Dr. Squires may terminate the Term for any reason upon 60 days’ prior written notice to the Company.  The Term shall automatically terminate if Dr. Squires is not elected to the Board at the Company’s annual general meeting of shareholders scheduled to be held on June 25, 2008. In the event of any termination of the Term, the Company shall only be responsible for any incurred but unreimbursed expenses and any accrued but unpaid payments, subject to the terms set forth in Section 3.  For greater certainty, if Dr. Squires is not elected to the Board at the Company’s

3

annual general meeting scheduled to be held on June 25, 2008, then the Company shall not be responsible for the annual retainer payment described in Section 3(a)(ii) above or the annual DSU grant described in Section 3(b)(ii) above. For purposes of this Agreement, the term “Cause” includes:

(i)            Dr. Squires’ conviction, or his entering of a guilty plea or a plea of no contest, with respect to a felony, any crime involving fraud, larceny or embezzlement or any other crime involving moral turpitude which subjects, or if generally known, would damage the business interests or reputation of the Company or any of its affiliates;

(ii)           any act of fraud, misappropriation, material dishonesty, embezzlement or similar conduct committed by Dr. Squires involving the Company or any affiliates;

(iii)          a material breach by Dr. Squires of his duties hereunder (other than as a result of incapacity due to physical or mental impairment) which is demonstrably willful and deliberate on the part of Dr. Squires or which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company;

(iv)          a material breach by Dr. Squires of his duties hereunder (other than as a result of incapacity due to physical or mental impairment), except as identified in Section 7(iii)  above, which breach is not remedied by Dr. Squires within 30 days after receipt of written notice from the Company specifying such breach; or

(v)           Dr. Squires’ failure to comply in any material way with any of the provisions of this Agreement.

8.             Entire Agreement, Amendment and Assignment.  This Agreement (including the schedules hereto) is the sole agreement between Dr. Squires and the Company with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written, except that certain Confidential Separation Agreement and General Release by and between the Company and Dr. Squires to be dated as of May 6, 2008 and Article Four of the Employment Agreement.  No modification to any provision of this Agreement shall be binding unless in writing and signed by both Dr. Squires and the Company.  No waiver of any rights under this Agreement shall be effective unless in writing signed by the party to be charged.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Dr. Squires hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Dr. Squires.

9.             Governing Law.  This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the State of New Jersey and all legal proceedings contemplated in this Agreement shall be brought in, and be governed by, the laws of the State of New Jersey, without regard to principles of conflicts of law.

10.           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt

4

requested and postage prepaid.  Such notices, demands and other communications shall be sent to Dr. Squires and to the Company at the addresses set forth below,

If to Dr. Squires:	To the last address delivered to the Company by Dr. Squires in the manner set forth herein.

If to the Company:	Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario L59 8M5
Attn: General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

11.           Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Dr. Squires and the Company.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

12.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

13.           Survival.  Sections 5 through 14 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term, and the Agreement shall otherwise remain in full force to the extent necessary to enforce any rights and obligations arising hereunder during the Term.

14.           Application of Section 409A.

(a)           This Agreement is intended to comply with the applicable provisions of section 409A of the Code and shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed.  In no event shall Dr. Squires, directly or indirectly, designate the calendar year of payment.

(b)           All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Dr. Squires’ lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the

5

right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

15.           Independent Legal Advice.  Dr. Squires agrees to the terms and conditions of this Agreement having had the opportunity to receive independent legal advice.  The legal fees for the independent advice shall be reimbursed by the Company.

[SIGNATURE PAGE FOLLOWS]

6

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed this Agreement as of the date first above written.

BIOVAIL CORPORATION

By:	/s/ Wendy Kelley
Name:	Wendy Kelley
Title:	Senior Vice-President, General Counsel and
Corporate Secretary

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed this Agreement as of the date first above written.

CHAIRMAN	SIGNED, SEALED AND DELIVERED
in the presence of:

/s/ Douglas John Paul Squires	/s/ Mark A. Durham
Douglas John Paul Squires, Ph.D	Witness

7

SCHEDULE A

CONFIDENTIALITY AGREEMENT

BIOVAIL CORPORATION

(and its Subsidiaries, Divisions, and Affiliates)

CONFIDENTIALITY AGREEMENT

As an employee of Biovail Corporation (the “Corporation”), I acknowledge that I may acquire or have disclosed to me by the Corporation or by any affiliate, associate, or technology partner of the Corporation, either directly or indirectly, in writing, conversation, or through observation, various information about the business of the Corporation which is not in the public domain and which the Corporation does not wish to be divulged to other persons, companies, or third parties.  I further understand that the Corporation’s Confidential Information (as defined below) is essential to its competitive advantage and to its ability to be financially viable.  I further understand that the unauthorized disclosure of such Confidential Information may cause the Corporation irreparable injury that may not be rectified in the future.

Therefore, as a condition and in consideration of my employment with the Corporation, I understand and agree that while employed with the Corporation and thereafter (as more particularly described below), I am required to hold confidential and not to disclose to anyone without the written authority from the Corporation any knowledge, information, or facts concerning the Corporation’s:

•                  research and development activities

•                  technological plans, advances, applications and inventions

•                  technical specifications, designs and plans

•                  materials and sources of supply

•                  discoveries, inventions, trade secrets, patents

•                  financial affairs, contracts, licensing agreements, customer lists,

pricing practices, marketing strategies

•                  any other information regarding the Corporation, its products and their development which is not in the public domain

All of the foregoing shall hereinafter collectively be referred to as the “Confidential Information”.

I shall keep confidential any and all Confidential Information which has been disclosed to me in writing or through oral communications and shall not divulge in any manner whatsoever any such information to any person, firm, corporation, partnership or similar entities without the Corporation’s written authority.

Should I breach or threaten to breach this Agreement, I shall be liable to the Corporation in equity and/or in law for damages that may be suffered by the Corporation as a result of the breach or threatened breach.  I understand that a breach of this Agreement may result in irreparable harm to the Corporation such as to warrant the entitlement by the Corporation to an interlocutory and/or permanent injunction or other equitable relief against me, and an award of damages including punitive, exemplary and aggravated damages, together with legal costs and expense and I specifically agree that I will not argue the adequacy of damages or the Corporation’s ability to seek equitable relief in any such proceeding.

All Confidential Information supplied by the Corporation to me during the course of my employment and any rights related thereto, including but not limited to rights of know how, patent, trademark and copyright, with respect to existing products or those that are developed during or after my employment, are and remain the exclusive and absolute property of the Corporation.

I shall not, except as and to the extent required to enable me to carry out my duties with the Corporation, make any copies or reproduce the Confidential Information nor shall I remove or cause to have removed from the premises of the Corporation during my employment any Confidential Information unless required to do so in order to fulfill my duties with the Corporation.  Such copies or reproductions shall be strictly subject to the terms and conditions of this Agreement.  I shall take such steps as are necessary to restrict access to and protect the confidentiality of such copies or reproductions of the Confidential Information. Any such copies or reproductions made shall become the exclusive and absolute property of the Corporation.

Upon request of the Corporation, I agree to immediately surrender to the Corporation all documentation and information - notes, drawings, recordings, manuals, letters, correspondence, computer data and programs, records, books or any other materials relating to the Confidential Information which is in my possession without my retaining any copies or duplicates thereof.

I agree that this Agreement shall be construed in accordance with the laws of the Province of Ontario and I agree that the applicable courts of the Province of Ontario shall have exclusive jurisdiction with respect to any dispute or breach herein and I hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

This Agreement shall enure to the benefit of and shall be binding upon my successors, heirs and attorneys.

The disclosure or divulging of any Confidential Information contrary to this Agreement, or the violation of this Agreement in any way shall result in my immediate termination of employment, in addition to which I may be subject to criminal prosecution and civil liability.

2

I acknowledge and agree that I have executed this Agreement freely and with the benefit of independent legal advice and the terms herein are fair and reasonable.

I acknowledge and agree to the foregoing.

Employee Signature:	/s/ Douglas John Paul Squires	Date:	December 5, 2007

Witness Signature:	/s/ Michelle Garraway	Date:	December 5, 2007

3

SCHEDULE B

STANDARDS OF BUSINESS CONDUCT

BIOVAIL CORPORATION

(and its Subsidiaries, Divisions, and Affiliates)

STANDARDS OF BUSINESS CONDUCT

Biovail Corporation (“Biovail”), together with its subsidiaries, divisions and affiliates, places great importance on conducting its business activities in an ethical and appropriate manner.  Each employee, officer and director is a reflection of Biovail, and as such, the activities and actions of every individual within Biovail must be undertaken in accordance with a high standard of ethics and integrity.  As such, Biovail expects each employee, officer and director to comply with, and adhere to, these Standards of Business Conduct (the “Standards”).

CONFLICTS OF INTEREST

Employees, officers and directors of Biovail must avoid situations where their private interests could conflict with, or even appear to conflict with, the interests of Biovail and its stockholders.

Conflicts of interest arise when an individual’s position or responsibilities with Biovail present an opportunity for personal gain apart from the normal rewards of employment.  They also arise when the private interests of an employee, officer or director are inconsistent with those of Biovail or create conflicting loyalties.  Such conflicting loyalties can cause an employee, officer or director to give preference to private interests in situations where corporate responsibilities should come first.  Employees, officers and directors must perform the responsibilities of their positions on the basis of what is in the best interests of Biovail and free from the influence of personal considerations and relationships.

In the event that any potential conflict of interest arises, the individual involved must immediately notify his or her immediate supervisor.    If such individual is an officer or director of Biovail, the Executive Chairman (“Chairman”), Chief Executive Officer (“CEO”) and the General Counsel, or in the absence of a General Counsel the Vice President, Associate General Counsel (“SLO”) of Biovail must also be immediately notified and no further action may be taken unless authorized in writing by the Chairman and/or the CEO.

While it is not possible to detail every situation where conflicts of interest may arise, the following policies cover the areas that have the greatest potential for conflict:

A.                                    Trading in Biovail Securities and Use of Inside Information

There are numerous laws in Canada and the United States (federal, provincial and state laws), to regulate transactions in corporate securities (stocks and bonds) and the securities industry.  Violation of these laws may lead to civil and criminal actions against the individual and Biovail.

i.                              Any employee, officer, director or other insider or anyone (family member, etc.) who knows of any material information (as defined below) about Biovail that has not been disclosed to the public (commonly known as “insider information”) may not engage in any transaction in Biovail’s securities until such information is disclosed to the public (whether or not there is a formal trading “black out” in place).  This rule applies equally to transactions in securities of other companies.  In addition, employees, officers and directors must not provide insider information to others (“tippees”) who may trade in either the securities of Biovail or the securities of other companies.

“Material information” is any information relating to the business and affairs of Biovail that would reasonably be expected to result in a change in the market price or value of Biovail’s securities.  Generally speaking, material information is a matter to which an average prudent investor should be reasonably informed before a decision is made to buy or sell the security involved.  Examples of such information would include annual or quarterly financial results; significant changes in management; significant shifts in operating or financial circumstances, such as major write-offs and changes in earnings projections; borrowing of a significant amount of funds; acquisitions of, or mergers with, other companies; significant new contracts or loss of business; and major new products, services or patents.  This list provides examples only; many other matters may be considered material information.

Employees, officers, directors and other insiders who have questions that relate to the sale or purchase of a security under circumstances where these laws and regulations might apply should consult with the SLO, who may refer them to outside legal counsel.

ii.         In addition to the prohibition against the use of “insider” information which applies to all employees, officers and directors, the various securities laws that apply in the jurisdiction and countries in which Biovail does business place definite restrictions on the manners in which employees, officers and directors of Biovail, and their family members, their associates, etc., may engage in transactions involving the securities of Biovail. Employees, officers and directors shall comply with all laws, rules and regulations that prohibit or restrict insider trading.

Whenever there is any doubt as to whether any transactions involving Biovail’s securities would violate securities laws, employees, officers and directors should consult the SLO of Biovail.  Within the framework of the foregoing policies and laws, the final decision of each employee, officer or director, with respect to securities transactions, must be his or her own.

iii.        Employees, officers, directors and other insiders shall maintain the confidentiality of information entrusted to them by Biovail or its customers (except where disclosure is authorized or legally mandated) and shall not, without proper authority, give or release to anyone not employed by Biovail, data or information of a confidential nature concerning Biovail.  Disclosure of confidential information can be harmful to Biovail and could be the basis for legal action against Biovail and the individual disclosing the information.  Confidential information includes all non-public information that might be of use to competitors, or harmful to Biovail or its customers, if disclosed.

iv.        Employees, officers, directors and other insiders shall not acquire any property, security or any business interest that they know Biovail has an interest in acquiring.  Moreover, based on such advance information, employees, officers and directors shall not acquire any property, security or business interest for speculation or investment.

v.                          Employees, officers, directors and other insiders must follow Biovail policies regarding “Blackout Periods” when Biovail’s stock may not be traded.  Such policies will be communicated by the SLO from time to time and must be adhered to by all employees, officers and directors.

B.                                    Personal Financial Interest

Employees, officers and directors should avoid any outside financial interests that might influence decisions or actions they have been empowered to make on behalf of Biovail.  An employee, officer or director performing duties in conformity with this policy shall not have a financial interest in, indebtedness to, or a personal contract or understanding with any concern with which he or she does business on behalf of Biovail.

i.          Employees, officers or directors whose corporate duties bring them into business dealings with an organization in which they, or a member of their family, have a financial interest or to which they, or a member of their family, have any indebtedness, or a business employing a relative or close friend, must immediately notify their immediate supervisor. The employee, officer or director, in turn, cannot complete a transaction on behalf of Biovail with this organization unless properly authorized in writing from their supervisor after full disclosure of the relationship.

ii.                           An employee, officer or director may not perform work or services, outside the course of their normal employment by Biovail, for an organization doing or seeking to do business with Biovail without appropriate prior written approval of their supervisor or the Board of Directors.  An employee, officer or director may not be a director, officer, partner or consultant of an organization doing or seeking to do business with Biovail, nor may any of them permit their names to be used in any way indicating a business connection with such an organization, without appropriate prior written approval of their supervisor or the Board.

iii.        An employee, officer or director shall not accept for himself or herself, or for the benefit of any relative or friend, any payments, loans, services, favors involving more than ordinary social amenity, or gifts of more than nominal value from any organization doing or seeking to do business with Biovail.

iv.                       The requirement of freedom from conflict of interest applies with equal force to the spouse, children and other close relatives of each employee, officer and director.  This policy applies to all employees, officers and directors of Biovail with respect to all of the affairs of Biovail.

v.                          Employees, officers and directors shall not (a) take for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) use corporate property, information, or position for personal gain; (c) compete with Biovail. Employees, officers and directors owe a duty to Biovail to advance its legitimate interests when the opportunity to do so arises.

vi.                       Biovail may not make loans to any employee, officer or director.

C.                                    Outside Activities

Employees, officers and directors should avoid outside employment or activities which would impair the effective performances of their responsibilities to Biovail, either because of excessive demands on their time, or because the outside commitments can be contrary to their obligations to Biovail

D.                                    Protection and Proper Use of Biovail’s Assets

All employees, officers and directors should protect Biovail’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on Biovail’s profitability.  All of Biovail’s assets should be used only for legitimate business purposes.

E.                                      Fair Dealing

Each employee, officer and director shall endeavor to deal fairly with Biovail’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

2.              COMPETITIVE PRACTICES

The management of Biovail firmly believes that fair competition is fundamental to continuation of the free-enterprise system.  Biovail complies with, and supports, laws of all countries that prohibit restraints of trade, unfair practices, or abuse of economic power.

Biovail will not enter into arrangements that unlawfully restrict its ability to compete with other businesses, or the ability of any other business organization to compete freely with Biovail.  Biovail policy also prohibits employees, officers and directors from entering into, or even discussing, any unlawful arrangement or understanding which may affect its pricing policies, terms upon which its products and services are sold, or which might be construed as dividing customers or sales territories with a competitor.

These principles of fair competition are basic to all Biovail operations.  They are integral parts of the following sections that cover Biovail’s dealings with suppliers, customers and public officials.

3.              DEALING WITH SUPPLIERS

Biovail is a valuable customer for many suppliers of goods, services and facilities.  People who want to do business, or to continue to do business, with Biovail must understand that all purchases by Biovail will be made in accordance with its purchasing policy and exclusively on the basis of price, quality, service and suitability to Biovail’s needs.

A.                                    Reciprocity

Biovail considers reciprocity a harmful practice and a hindrance to assuring purchase of the best available materials or services at the lowest possible prices.  It will not be practiced or allowed.

Suppliers of goods and services to Biovail will not be asked to buy goods and services from Biovail in order to become or continue as a supplier.

Biovail will not attempt to influence its suppliers to purchase from customers of Biovail.  When Biovail makes purchases it will not favor firms who are customers of Biovail or any of its affiliates.

B.                                    “Kickbacks” and Rebates

Purchases or sales of goods and services by Biovail must not lead to employees, officers or directors, or their families, receiving any type of personal kickbacks or rebates.  Employees, officers, directors, and their families, must not accept any form of “under-the-table” payment.

C.                                    Receipt of Gifts and Entertainment

Even when gifts and entertainment are exchanged out of the purest motives of personal friendship, they can be misunderstood.  They can appear to be attempts to bribe Biovail’s employees, officers or directors into directing business of Biovail to a particular supplier.  To avoid both the reality and the appearance of improper relations with suppliers or potential suppliers, the following standards will apply to the receipt of gifts and entertainment by employees, officers and directors of Biovail:

Gifts

i)                 Employees, officers and directors are prohibited from soliciting gifts, gratuities, or any other personal benefit or favor of any kind from suppliers or potential suppliers.  Gifts include not only merchandise and products but also personal services, and tickets to theatrical and sports events.  Employees, officers and directors should exercise good judgment when accepting unsolicited gifts.  Employees, officers and directors are prohibited from accepting gifts of money.

ii)              Employees, officers and directors may accept unsolicited non-money gifts provided:

(1)          They are items of nominal intrinsic value; or

(2)          They are advertising and promotional materials, clearly marked with Biovail or brand names of the giver.

iii)           Any gift of more than nominal intrinsic value must be reported to the SLO to determine whether it can be accepted.  Some gifts may be perishable so as to make their return impractical.  Supervisors can permit acceptance of such gifts, but should require employees, officers and directors to tactfully inform givers that such gifts are discouraged.

iv)          In the transaction of some international business, it is lawful and customary for business leaders in some countries to give unsolicited gifts to employees, officers or directors of Biovail.  These gifts can be of more than nominal value.  Moreover, under the circumstances, returning the gifts or payment for them may constitute an affront to the giver.  In such cases, the gift must be reported to the SLO who may permit the retaining of the gifts.

v)             In all other instances where gifts cannot be returned or may adversely affect Biovail’s continuing business relationships, the SLO must be notified.  They can require employees, officers and directors to transfer ownership of such gifts to Biovail.

Entertainment

i)               Employees, officers and directors shall not encourage or solicit entertainment from any individual or company with whom Biovail does business.  Entertainment includes, but is not limited to, activities such as dinner parties, theater parties, and sporting events.

ii)            From time to time employees, officers and directors may accept unsolicited entertainment, but only under the following conditions:

(1)          The entertainment occurs infrequently;

(2)          It arises out of the ordinary course of business;

(3)          It involves reasonable, not lavish expenditures (the amounts involved should be ones employees, officers and directors are accustomed to normally spending for their own business or personal entertainment); and

(4)          The entertainment takes place in settings that also are reasonable, appropriate, and fitting to employees, officers and directors, their hosts, and their business at hand.

4.              DEALINGS WITH CUSTOMERS AND POTENTIAL CUSTOMERS

Employees, officers and directors must keep all dealings with customers and potential customers fair and above board.  Biovail gets business and keeps it because of the quality of its goods and services.  Biovail does not give unethical or illegal rebates, kickbacks, under-the-table payments, or other similar improper favors to customers or their representatives.

The boundary line between ethical and unethical competition, or legal and illegal conduct, is not always well defined, particularly in international activities where differing local laws, customs, and practices come into play. Therefore, the following standards will serve as guides:

a)              All employees, officers and directors should make themselves aware of and fully comply with all laws, rules and regulations, whether federal, state, local or foreign, including laws governing relations with customers as well as competitors.

b)             All employees, officers and directors engaged in negotiations and contracts with foreign governments, the United States or any political subdivision thereof must also know and abide by the specific rules and regulations covering relations with such governments and their agencies.

c)              Employees, officers and directors may not give gifts to customers except items of nominal value, which fit the legal, normal, and customary pattern of Biovail’s sales efforts for a particular market.  Exceptions to this policy can occur in international trades where it can be legal, customary, and appropriate business practice to exchange gifts with customers.  Only the CEO can authorize the giving, receiving, or exchanging of such gifts.  Any gifts received by employees, officers or directors in such an exchange must be reported to the CEO for determination as to the disposition of the gifts.

d)             Entertainment for any customer must fit regular business practices.  The place and type of entertainment and the money spent must be reasonable and appropriate.

5.              DEALING WITH PUBLIC OFFICIALS

Domestic and foreign laws and regulations require Biovail to be in contact with public officials on a wide variety of matters.  Employees, officers and directors who regularly make these contacts have special responsibilities for upholding Biovail’s good name.  The following standards relate to these special responsibilities:

a)              All employees, officers and directors who contact public officials must be familiar with lobbying laws and public disclosure requirements, particularly those that apply to registrations and filings.

b)             No employee shall make any form of payment, direct or indirect, to any public official as an inducement to procuring or keeping business or having a law or regulation enacted, defeated, or violated.  This is bribery, pure and simple.  It will not be tolerated.

It should be acknowledged that inherent in the current health-care regulatory environment, the definition of “form of payment” may include seemingly trivial gifts and/or favors (e.g. buying lunches, coffee, etc.).

c)              When not prohibited by law, employees, officers and directors are allowed to give to public officials gifts where the presentation and acceptance of gifts is an established custom and a normal business practice.  All such gifts shall be of reasonable value and the presentation approved in advance by the CEO.  Moreover, such gifts must be presented in a manner that clearly identifies Biovail and the occasion that warrants the presentation.

d)             Employees, officers and directors are also allowed to give public officials gifts in the form of product models and pictures provided the models and pictures are part of Biovail’s general marketing and public relations programs (except as noted in clause (b) above).

e)              On special ceremonial occasions, officers of Biovail may publicly give gifts of more than nominal value to public institutions and public bodies.  Such gifts can commemorate special events or milestones in Biovail’s history.

These may be transmitted through public officials but the gifts are given to the public institutions and public groups they represent, not to the officials personally.

f)                From time to time employees, officers and directors may entertain public officials, but only under the following conditions:

i.                                  It is legal and permitted by the entity represented by the official;

ii.                             The entertainment is not solicited by the public official;

iii.                          The entertainment occurs infrequently;

iv.                           It arises out of the ordinary course of business;

v.                              It does not involve lavish expenditures, considering the circumstances;

vi.                           The settings and types of entertainment are reasonable, appropriate and fitting to our employees, officers or directors, their guests, and the business at hand.

6.              POLITICAL ACTIVITIES AND CONTRIBUTIONS

A.                                    Canada and the United States

Employees, officers and directors who participate in partisan political activities must make every effort to ensure that they do not leave the impression that they speak or act for Biovail.

Biovail encourages its employees, officers and directors to participate in political activities in their own time and at their sole expense.  No corporate action, direct or indirect, will be allowed that infringes on the right of any employee individually to decide whether, to whom, and in what amount, they will make personal political contributions.  The same is true of volunteer political donations of personal service time, so long as it does not interfere with the working status of employees, officers or directors.

B.                                    Outside Canada and the United States

No employees, officers and directors are permitted to use Biovail’s funds, facilities, or other assets, to support either directly or indirectly any political candidates or political parties, without advance authorization in writing from their immediate supervisor and the General Counsel.  The policy of Biovail is that employees, officers and directors and employees should not participate in political activities in countries of which they are not nationals.  However, such persons, of course, are free to participate in political activities in countries of which they are nationals in their own time and at their own expense.

7.              DISCLOSURE

Biovail has formed a Disclosure Committee to promote consistent practices aimed at informative, timely and broadly disseminated disclosure of Material Information to the market, external stakeholder groups and employees in accordance with all applicable legal, regulatory and stock-exchange requirements.

It is essential that the Disclosure Committee be fully apprised of all material corporate developments to be able to determine whether there is information that should be publicly disclosed, and what the appropriate timing is for release of that information.  In some cases, the Disclosure Committee may determine that the information should remain confidential. If that is the case, the Disclosure Committee will determine how that information will be controlled so that it is not inadvertently released.  Therefore any employee who becomes aware of information that he/she believes might be material to Biovail and/or any of its affiliates and subsidiaries he/she should advise their manager or supervisor or a member of the Disclosure Committee.  Current membership of the Disclosure Committee is posted on the Biovail.com website.

This applies throughout the year, but is particularly critical when annual or quarterly financial statements and Management Discussion and Analysis (MD&A) or regulatory filings are being prepared (e.g. regulatory filings, such as the U.S. Securities and Exchange Commission, Form 20-F).

8.              PUBLIC COMMUNICATIONS

Given the importance placed on confidentiality and the appropriate disclosures of information regarding Biovail, it is important for employees, officers and directors to ensure that care be taken with any communication regarding Biovail or its activities outside of Biovail.

A.                                    Designated Spokespersons

Biovail has designated official spokespersons who are authorized to speak on behalf of Biovail, and answer questions from the news media and the investment community, about Biovail and its activities. Employees, officers and directors who have not been designated as spokespersons for Biovail are not permitted to speak on behalf of the Company to the news media or to the investment community.

B.                                    Media or Analyst Inquiries

Any employee who is approached by any person asking for comment on the activities of Biovail must direct any and all such inquiries to a member of the Disclosure Committee or to a member of the Company’s Stakeholder Relations team (Corporate Communications, Investor Relations) so that an appropriate spokesperson can respond to the inquiry on behalf of Biovail.

C.            Conferences

The Disclosure Committee should be advised of any request to present at any conference or public meeting. Certain materials prepared for any such presentation may be required to be reviewed by the Company’s Stakeholder Relations group.

D.                                    Electronic Communications

Care must be taken in all instances in the use of e-mail, and other devices (e.g., Blackberrys) in communications relating to Biovail’s business.  While users tend to resort to shorthand communication using these kinds of tools, those communications do form a record of those communications that may be subject to later review and disclosure.  A more fulsome policy regarding electronic communications is in place (found in the Human Resources Management System Policy Binder) and should be adhered to by all employees, officers and directors.

E.                                      The Internet

Biovail has instituted policies regarding the use of, and access to the Internet by employees, officers and directors.  These policies include a prohibition against anyone participating in any chat rooms dedicated to Biovail or its operations or the industry at large.  If any employee, officer or director becomes aware that any such chat room exists, they are asked to report the address of such site to the SLO so that it may be monitored and appropriate action may be taken.

9.              EQUAL OPPORTUNITY

Biovail supports the principle that every individual must be accorded an equal opportunity to participate in the free-enterprise system and to develop their ability to achieve their full potential within that system.

There shall be no discrimination against any employee or applicant because of race, religion, color, sex, age, sexual orientation, national or ethnic origin, or disability (as required by law) or any other consideration prohibited by local law.  All employees, officers and directors will be treated with equality during their employment without regard to their race, religion, color, sex, age, national or ethnic origin, or physical handicap, in all matters, including employment, upgrading, promotion, transfer, layoff, termination, rates of pay, selection for training and recruitment.  Biovail will maintain a work environment free of discriminatory practice of any kind.

No employee shall have any authority to engage in any action or course of conduct or to condone any action or course of conduct by any other person which shall in any manner, directly or indirectly, discriminate or result in discrimination in the course of one’s employment, termination of employment, or any related matter where such discrimination is, directly or indirectly, based upon race, religion, color, sex, age, sexual orientation, national or ethnic origin, disability, or any other consideration prohibited by law.

10.                               HEALTH, SAFETY, AND ENVIRONMENTAL PROTECTION

It is Biovail’s policy to pay due regard to the health and safety of its employees, officers, directors and others, and to the state of the environment.  There are federal, provincial, state and local workplace safety and environmental laws which through various governmental agencies regulate both physical safety of employees, officers and directors and their exposure to conditions in the workplace.  Should you be faced with an environmental health issue or have a concern about workplace safety, you should contact your Health and Safety Committee representative or notify Biovail management immediately.

Many countries and their regional and local governments now have complex legislation to protect the health and safety of employees, or the general public, and to prevent pollution and protect the environment.  In case of violation, these laws often provide penalties for both the company involved and its executive personnel.  Biovail’s SLO should always be consulted when necessary to understand or comply with such laws.

11.                               WORK ENVIRONMENT

Employees, officers and directors must treat each other with professional courtesy and respect at all times. Employees, officers and directors shall not subject any other employee to unwelcome sexual advances, requests for sexual favors or other verbal or physical conduct which might be construed as sexual in nature, or harass others on the basis of race, disability, gender, sexual orientation or any other consideration prohibited by law.  Such conduct may constitute sexual harassment or harassment under federal, provincial and state law and may be the basis for legal action against the offending employee and/or Biovail.

Employees are encouraged to report all conduct that they believe in good faith to be violations of local anti-harassment policies.  To the extent permissible under local law the identity of the employees, officers or directors involved will be kept strictly confidential, and will not be revealed by Biovail’s management without the employee’s permission.  The alleged harassment will be thoroughly investigated by Biovail and appropriate action will be taken.  Biovail has an appropriate policy to protect employees against discrimination or retaliation as a result of such a complaint.

12.                               INTEGRITY OF RECORDS AND FINANCIAL REPORTS

It is of critical importance that Biovail’s filings with the appropriate regulatory authorities (e.g. U.S. Securities and Exchange Commission) be accurate and timely. Depending on their position with Biovail, an employee, officer or director may be called upon to provide necessary information to ensure that Biovail’s public reports are complete, fair and understandable. Biovail expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to Biovail’s public disclosure requirements.

The integrity of Biovail’s record keeping systems will be respected at all times.  Employees, officers and directors are forbidden to use, authorize, or condone the use of “off-the-books” bookkeeping, secret accounts, unrecorded bank accounts, “slush” funds, falsified books, or any other devices that could be utilized to distort records or reports of Biovail’s true operating results and financial conditions or could otherwise result in the improper recordation of funds or transactions.

13.                               USE OF AGENTS AND NON-EMPLOYEES, OFFICERS AND DIRECTORS

Agents or other non-employees cannot be used to circumvent the law.  Employees, officers and directors will not retain agents or other representatives to engage in practices that run contrary to the Standards of Business Conduct or applicable laws.

14.                               INTERNATIONAL OPERATIONS

Employees, officers and directors operating outside of Canada and the United States have a special responsibility to know and obey the laws and regulations of countries where they act for Biovail.  Customs vary throughout the world, but all employees, officers and directors must uphold the integrity of Biovail in other nations diligently.

15.                               STANDARDS OF BUSINESS CONDUCT

A.                                    Initial Distribution

i.          Employees, officers and directors designated to receive these Standards will receive their copies immediately after publication.

ii.         Future employees, officers and directors designated to receive these Standards will receive their copies at the time they are hired.

B.                                    Initial Verification

Upon receiving their copy of the Standards, employees, officers and directors current and future will:

i.                              Become thoroughly familiar with the Standards.

ii.                           Resolve any doubts or questions about the Standards with their supervisors.

iii.        Inform their supervisors of any existing holdings or activities that might be, or appear to be, inconsistent with, or in violation of, the Standards.

iv.                       Prepare written disclosures of such information, if requested, by supervisors.

v.                          Take steps to correct existing situations and bring holdings and activities into full compliance with the Standards.  Such steps will be approved in writing by supervisors and will be based on the written disclosure submitted by employees, officers or directors.

vi.                       Sign the verification and return it to their supervisors who will make it part of employee’s permanent corporate records.

C.                                    Maintaining Compliance

i.                              Employees, officers and directors have the responsibility to maintain their understanding of the Standards of Business Conduct and for following them.

ii.         Supervisors have the responsibility to maintain an awareness on the part of their employees, officers and directors of the importance of their adhering to the Standards of Business Conduct and for reporting deviations to Management.

iii.                        As requested by the Board of Directors or senior management, employees, officers and directors will be asked to re-verify their understanding of the Standards of Business Conduct and their compliance with them every year as a part of Biovail’s annual reporting.

iv.                       Employees, officers and directors must inform their supervisors of any changes in their holdings or activities that might be, or appear to be in non-compliance with the Standards of Business Conduct.

v.                          Employees, officers and directors must prepare written disclosure of such information, if requested, by supervisors.

vi.                       Employees, officers and directors must take steps to correct any such changes, if necessary, to bring holdings and activities into full compliance.  Such steps will be approved in writing by supervisors and Management and will be based on the written disclosures submitted by employees, officers and directors.

D.                                    Audits of Compliance

Regular audits of Biovail will include procedures to test compliance with the Standards of Business Conduct.

16.                               VIOLATIONS OF STANDARDS

Employees, officers and directors must immediately report any violations of the Standards or any violation of any applicable law, rule or regulation.  Failure to do so can have serious consequences for the employees, officers or directors and for Biovail.

Employees, officers and directors, should report violations to their supervisors and/or to the Human Resources department and to the SLO or to any secure reporting hotline the company may have contracted with.  When in doubt, employees should talk to their supervisors or other appropriate personnel to determine the best course of action in a particular situation.

Supervisors and the Human Resources group have the responsibility to promptly and thoroughly investigate all reports, and to report violations to the SLO.

After a violation is investigated, appropriate action will be taken promptly.  Management has the right to determine the appropriate disciplinary action for a violation up to and including termination of employment.  All proposed disciplinary action is subject to review by senior Management, Human Resources and the SLO.

Employees, officers and directors should be aware that, in addition to any disciplinary action taken by Biovail, violations of certain Standards may require restitution and may lead to civil or criminal action against individual employees, officers and directors and any corporation involved.

Supervisors have the responsibility of taking remedial steps to correct any operating procedures that may contribute to violations of Standards.

Retaliation in any form against an individual who reports a violation of these Standards of Business Conduct or of any law, rule or regulation in good faith, or who assists in the investigation of a reported violation, is itself a serious violation of this policy.  Acts of retaliation will be disciplined appropriately and should be reported immediately to your supervisor or Human Resources.

17.                               CONTINUANCE OF EXISTING PERSONNEL POLICIES, RULES AND PERFORMANCE STANDARDS

Biovail has codified numerous personnel policies, rules and standards of employee performance, which continue in force.  These Standards of Business Conduct are intended to supplement and amplify those established personnel policies, rules and standards.

It continues to be the responsibility of all employees to comply with all such policies, rules and performance standards.  Additionally, all members of management are to continue making certain that employees reporting to them are made aware of established policies, rules and performance standards and comply with them.

18.                               AMENDMENT, MODIFICATION AND WAIVER

Biovail will periodically review these Standards of Business Conduct.  These Standards may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating & Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules there under and the applicable rules of the Toronto Stock Exchange/New York Stock Exchange.  Employees, officers and directors will be fully informed of any revisions to the Standards of Business Conduct.

Any waiver of these Standards for any employee other than a director or an executive officer, may only be made by the Executive Chairman or the CEO.  Any waiver of these Standards for director or an executive officer may be made only the Board of Directors or the Compensation, Nominating and Corporate Governance Committee and will be promptly disclosed to Biovail’s stockholders.

VERIFICATION AND RECEIPT OF UNDERSTANDING

I have received a copy of Standards of Business Conduct for BIOVAIL CORPORATION and its subsidiaries, divisions and affiliates.  I understand how the Standards apply to me.  I acknowledge that my receiving the Standards obligates me to follow them and I agree to abide by their conditions.

May 6, 2008	Douglas John Paul Squires
Date	Name

/s/ Douglas John Paul Squires
Signature